Exhibit 3.3

WORLD POKER TOUR, LLC

CERTIFICATE OF CONVERSION
FROM A LIMITED LIABILITY COMPANY TO
A CORPORATION PURSUANT TO SECTION 265
OF THE DELAWARE GENERAL CORPORATION LAW

*     *     *     *     *

          1.     The date on which the limited liability company was first formed is March 1, 2002.

          2.     The name of the limited liability company immediately prior to filing this Certificate of Conversion is World Poker Tour, LLC.

          3.     The name of the corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) is WPT Enterprises, Inc.

          4.     The limited liability company herein being converted is duly organized and existing under the laws of the State of Delaware.

Dated: __, 2004	WORLD POKER TOUR, LLC

By:

Name:

Title: